POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Butt and Nancy Glaister, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or each of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date
“Donald Buxton”	Director	November 26, 2003
“Joe Dunne”	Director	December 2, 2003
“Tazdin Esmail”	Director	November 28, 2003
“Nitin Kaushal”	Director	November 28, 2003
“Percy Skuy”	Director	November 27, 2003
“Lily Yang”	Director	November 28, 2003